EXHIBIT 99.1

Broadridge Expands its Wealth Management Capabilities
Through Acquisition of M&O Systems, Inc.

Enhanced ability to help broker-dealers and wealth management firms with advisor support and transition to DOL Fiduciary Standards

LAKE SUCCESS, N.Y., Nov. 4, 2016 - Broadridge Financial Solutions, Inc. (NYSE:BR) has expanded its wealth management and U.S. Department of Labor (DOL) Fiduciary Rule compliance capabilities with the acquisition of M&O Systems, Inc., a leading provider of advisor compensation management solutions that help broker-dealers and wealth management firms support advisors and grow their businesses. Terms of the deal were not disclosed.

With this acquisition, Broadridge expands its wealth offerings to include advisor compensation and incentive management, advisor commission portal, account opening and client books and records solutions. These solutions offer an integrated approach to compensation across asset classes, including assets held-away, facilitating commission-based, asset-based, and other innovative and compliant compensation approaches. M&O Systems’ technology complements and extends Broadridge’s suite of DOL Fiduciary Rule solutions, which support firms in making suitable investment recommendations, producing, distributing and disclosing documents, and monitoring compensation levels.

“The acquisition of M&O adds best-in-class, back-office agnostic compensation management solutions to Broadridge’s market-leading product set,” said Charlie Marchesani, President, Global Technology and Operations at Broadridge. “As a result, Broadridge can now offer broker-dealers and wealth management firms a more complete suite of front- and back-office solutions ranging from advisor marketing and practice management capabilities to mission-critical brokerage investment platforms.”

“These capabilities complement Broadridge’s overall DOL Fiduciary Rule strategy by allowing us to provide a timely solution to help facilitate clients’ compliance with the Rule by calculating, monitoring, and reporting on compensation and tracking of Best Interest Contract Exceptions (BICE) and grandfathered accounts,” Mr. Marchesani added.

“Broadridge’s market-leading securities processing capabilities, operational expertise and commitment to serving its client base will enable us to bring greater value to our customers,” said Sean Haggerty, Chief Executive Officer and Chief Financial Officer of M&O Systems, Inc. “I am excited about the opportunities this acquisition will bring for our team.”

M&O Systems will be rebranded as Broadridge Advisor Compensation solutions.

Marlin & Associates acted as exclusive strategic and financial advisor to M&O Systems.

About Broadridge
Broadridge Financial Solutions, Inc. (NYSE:BR) is a leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and other corporations. Broadridge’s investor and customer communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With more than 50 years of experience, Broadridge’ s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America and processes on average $5 trillion in equity and fixed income trades per day. Broadridge employs approximately 10,000 associates in 16 countries.

For more information about Broadridge, please visit www.broadridge.com.

About M&O Systems, Inc.
M&O Systems, Inc. is a leading provider of compensation, sales management, regulatory and business process solutions for retail and institutional broker-dealers, registered investment advisors and insurance agencies. M&O’s technology solutions are comprised of powerful and flexible configuration engines enabling our clients to achieve differentiation in the compensation, account opening, and client servicing tools they offer to their advisors. We help our clients recruit and retain top producers, drive efficiency and respond, in real time, to the ever changing business and regulatory landscape. Located in New York, NY, M&O has 40 years of continuous experience servicing some of the largest US financial services firms.
For more information about M&O, please visit www.mandosystems.com.

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Contact information:

Investors:
W. Edings Thibault
Investor Relations
+1 516-472-5129
Edings.Thibault@broadridge.com

Media:
Brett Philbin
Edelman
+1 212-704-8263
Brett.Philbin@edelman.com

Linda Namias
Broadridge Corporate Communications
+1 631-254-7711
Linda.Namias@broadridge.com